    As filed with the Securities and Exchange Commission on December 27, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                -----------------

                              ARK RESTAURANTS CORP.
             (Exact Name of Registrant as Specified in its Charter)

           NEW YORK                                          13-3156768
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                           Identification No.)

                                 85 FIFTH AVENUE
                            NEW YORK, NEW YORK 10003
                                 (212) 206-8800
                 (Address, including zip code, telephone number,
        including area code, of registrant's principal executive offices)

                              PAUL S. GOODMAN, ESQ.
                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

                              ---------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                              ---------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________________________

                              ---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-| _________________________________

                              ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

           TITLE OF                            AMOUNT          PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
          SHARES TO                             TO BE          AGGREGATE PRICE   AGGREGATE OFFERING   REGISTRATION
         BE REGISTERED                        REGISTERED          PER UNIT            PRICE                 FEE
COMMON STOCK, $.01 PAR VALUE PER SHARE         551,454         $11.75   (1)      $6,479,584.50          $1,963.51

(1) CALCULATED ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW PRICES REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM FOR THE REGISTRANT'S COMMON STOCK ON DECEMBER 19, 1996 IN ACCORDANCE WITH RULE 457(C) AND 457(H) OF THE SECURITIES ACT OF 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Subject To Completion, Dated December 27, 1996

                                 551,454 SHARES

                              ARK RESTAURANTS CORP.

                                  Common Stock

        This Prospectus relates to up to an aggregate of 551,454 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Ark Restaurants Corp. (the "Company"). The Shares may hereinafter be offered or sold by or for the account of the Selling Shareholders (as hereinafter defined) from time to time on the Nasdaq National Market System or otherwise, at prices and on terms then obtainable, in broker's transactions, special offerings, exchange distributions, negotiated transactions, block transactions or otherwise. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, commissions or concessions. The Selling Shareholders and any agents, dealers or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them may be deemed to be underwriting commissions or discounts under the Securities Act. No proceeds will be received by the Company. See "Selling Shareholders" and "Plan of Distribution."

        On December  26, 1996,  the last  reported  sale price of the  Company's
Common Stock as reported on the Nasdaq National Market System was $     .

                            -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

                The date of this Prospectus is December   , 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 75 Park Place - 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street - Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding all registrants that file electronically with the Commission, including the Company, and the address of that Web site is http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market System and its reports, proxy statements and other information concerning the Company can be inspected at the offices of the National Association of Security Dealers, Inc. at 1735 K Street, NW, Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1996 and all documents incorporated by referenced thereunto, are incorporated into this Registration Statement by reference. All reports and proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information incorporated herein by reference (except that no exhibits to such documents will be provided unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies should be directed to the Company's principal executive offices at Ark Restaurants Corp., 85 Fifth Avenue, New York, New York 10003, (212) 206-8800,
Attention: Secretary.

                               USE OF PROCEEDS

        The Company will receive no proceeds from this offering. The shares were issued in a private placement completed in December 1996. The Company used the proceeds of the private placement to pay down outstanding borrowings under its bank line of credit (which borrowings were used to fund the construction of the Company's new Las Vegas facilities) and for general corporate purposes.

                              PLAN OF DISTRIBUTION

        The Shares may be sold from time to time on the Nasdaq National Market System, or on any exchange on which the Common Stock may be subsequently listed, or directly to purchasers by the Selling Shareholders acting as principal for its own account, in one or more transactions at varying prices determined at the time of sale or at negotiated prices. The Selling Shareholders may effect transactions through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the

        Shares for whom it may act as agent. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        The following chart sets forth certain information with respect to the holders of the Company's Common Stock being registered by this Registration Statement (the "Selling Shareholders"). Within the past three years, none of the Selling Shareholders has held any position or office or otherwise had a material relationship (except as a shareholder) with the Company or any of its affiliates.

                                         Shares
                                       Owned Prior         Number of         Shares Owned After the Offering
                                         to the          Shares Being     --------------------------------
Name                                    Offering            Offered           Number           Percentage
--------------------------------     -------------     ---------------    -------------     -----------------
Baron Capital Partners, L.P.                45,454              45,454                 0                0
Bev Partners, L.P.                          15,000              15,000                 0                0
Chesed Congregations of America             10,000              10,000                 0                0
Craig Drill Capital                        125,000             125,000                 0                0
EGS Associates, L.P.                        20,000              20,000                 0                0
Larry Elins                                 40,000              17,500            22,500                *
Emanuel E. Geduld                           10,000              10,000                 0                0
Clifford Greenberg                          30,000              30,000                 0                0
Monica Halpert                               3,500               3,500                 0                0
Gary M. Jacobson                             9,500               5,000             4,500                *
Jonas Partners, L.P.                        15,000              15,000                 0                0
Daniel J. Kilmurray                          5,000               5,000                 0                0
Ladenburg Thalmann & Co., Inc.             125,000             125,000                 0                0
Bruce R. Lewin                             210,000              25,000           185,000              4.8
Marge & Stanley Lewin                       60,000              60,000                 0                0
Strategic Restructuring Partnership         40,000              40,000                 0                0

* less than one percent

        If required at the time that a particular offer of Shares is made, a Prospectus Supplement will be delivered that describes any material arrangements for the distribution of the Shares and the terms of the offering, including the type and amount of Shares being offered, the names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions or concessions and other items constituting compensation from the Selling Shareholders, any discount, concessions or commissions allowed or reallowed or paid to dealers, the proposed selling price to the public, the expenses of such offering and the net proceeds to the Selling Shareholders.

        Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a certain period prior to the commencement of such distribution. The Selling Shareholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

        To comply with certain states' securities laws, if applicable, the Shares will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                                  LEGAL OPINION

        The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Shack & Siegel, P.C., New York, New York.

                                     EXPERTS

        The consolidated financial statements and schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1996 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    No dealer, salesman or other person has been authorized to give any information or to make any other representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such an offer in such state. The delivery of this Prospectus at any time does not imply that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                 551,454 SHARES

                              ARK RESTAURANTS CORP.

                                  COMMON STOCK

                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth estimated expenses to be incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

          Commission Registration Fees.....................    $ 1,964
          Listing Application Fee..........................     12,000
          Printing and Engraving Expense...................      1,000
          Legal Fees and Expenses..........................     10,000
          Accounting Fees and Expenses.....................      5,000
          Blue Sky Fees and Expenses.......................      1,200
          Miscellaneous....................................      3,836
                                                               -------
                Total......................................    $35,000
                                                               =======


ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article  V   Section   4  of  the   Company's   By-Laws   provides   for
indemnification of directors and officers of the Company to the full extent permitted by law. Section 7 of the Company's Certificate of Incorporation, as amended, provides that the Company shall have the power to furnish indemnification to directors and officers to the extent permitted under the Business Corporation Law of the State of New York. The Business Corporation Law of the State of New York permits indemnification of any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        The Company has entered into indemnification agreements with its directors and/or officers whereby the Company will, in general, indemnify directors and/or officers, to the extent permitted by the Company's Certificate of Incorporation and/or the laws of the State of New York, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.        EXHIBITS

EXHIBIT
NUMBER          DESCRIPTION
   5     Opinion of Shack & Siegel, P.C. with respect to the legality of the securities being registered

23.1     Consent of Shack & Siegel, P.C. (included in their opinion filed as Exhibit 5)

23.2     Consent of Deloitte & Touche LLP

  25     Power of Attorney (contained on the signature pages of the Registration Statement)

  27     Financial Data Schedule pursuant to Article 5 of Regulation S-X (filed with EDGAR version only)


ITEM 17.     UNDERTAKINGS.

      A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent charge in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 23, 1996.

                                           ARK RESTAURANTS CORP.

                                           By:       /s/ Michael Weinstein
                                                  ..............................
                                                  MICHAEL WEINSTEIN, PRESIDENT

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael Weinstein and Robert Towers and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign and to file this Registration Statement on Form S-3 under the Securities Act of 1933, with all exhibits thereto, and other documents in connection therewith, and any and all amendments (including post-effective amendments to this Registration Statement) with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                TITLE                             DATE
       /s/ Ernest Bogen
 .............................  Chairman of the Board and Director           December 23, 1996
          ERNEST BOGEN

      /s/ Michael Weinstein
 .............................  President and Director                       December 23, 1996
        MICHAEL WEINSTEIN

       /s/ Vincent Pascal
 .............................  Vice President, Secretary and Director       December 23, 1996
         VINCENT PASCAL

        /s/ Robert Towers
 .............................  Vice President, Treasurer, Principal         December 23, 1996
          ROBERT TOWERS           Financial Officer and Director

        /s/ Andrew Kuruc
 .............................  Vice President, Controller, Principal        December 23, 1996
          ANDREW KURUC            Accounting Officer and Director

       /s/ Donald D. Shack
 .............................  Director                                     December 23, 1996
         DONALD D. SHACK

         /s/ Jay Galin
 .............................  Director                                     December 23, 1996
            JAY GALIN

       /s/ Paul Gordon
 .............................  Director                                     December 23, 1996
          PAUL GORDON

                                  EXHIBIT INDEX

EXHIBIT                                                                                          SEQ.
NUMBER                             DESCRIPTION                                                 PAGE NO.
   5      Opinion of Shack & Siegel, P.C. with respect to the legality of the securities being offered

23.1      Consent of Shack & Siegel, P.C. (included in their opinion filed as Exhibit 5)

23.2      Consent of Deloitte & Touche LLP

  25      Power of Attorney (contained on the signature pages of the Registration Statement)

  27      Financial Data Schedule pursuant to Article 5 of Regulation S-X (filed with
          EDGAR version only)